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                                                                     EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                       FLEET HOME EQUITY LOAN CORPORATION

         The undersigned, in order to form a corporation for the purposes hereinafter stated, under and pursuant to Title 8 of the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify as follows:

         FIRST: The name of the corporation is Fleet Home Equity Loan Corporation (the "Corporation").

         SECOND: The address, including street, number, city, and county of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle. The name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

         THIRD: The nature of business or purposes to be conducted or promoted by the Corporation is:

              1. To acquire, own, hold, sell, transfer, pledge or otherwise dispose of the following (the "Assets"):

                  (a) interests in loan agreements, promissory notes or other evidences of indebtedness (collectively, the "Loans") which may be unsecured or secured by mortgages, deeds of trust, pledge agreements or other security devices creating liens on residential properties, condominium units, shares in cooperative corporations and certain other dwelling units, and mortgage participation certificates or other beneficial interests evidencing interests in Loans;

                  (b) mortgage-backed securities issued and/or guaranteed as to timely payment of interest and/or principal by the Government National Mortgage Association, Federal National Mortgage Association, Federal Home Loan Mortgage Corporation or other government sponsored entity; and

                  (c) asset-backed securities, mortgage pass-through
         certificates and other collateralized mortgage obligations issued by a financial institution or other entity engaged generally in the business of consumer or mortgage lending, a public agency or instrumentality of a state, local or federal government, or a limited purpose corporation engaged in the business of establishing trusts and acquiring and selling assets to such trusts and selling beneficial interests in such trusts.
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              2. To own, hold, sell, assign, transfer, pledge and otherwise deal with any collateral securing the Assets, related insurance policies, related agreements with originators or servicers of Assets and any rights associated therewith.

              3. To own, hold, sell, assign, transfer, pledge and otherwise deal with the Assets and to enter into agreements for the servicing of the Assets.

              4. To act as settlor or depositor of trusts (each, a "Trust") formed under trust agreements, pooling and servicing agreements or other agreements to issue series (any of which series may be issued in one or more classes) of trust certificates ("Certificates") representing interests in Assets and/or to issue series (any of which series may be issued in one or more classes) of bonds, notes or other evidences of indebtedness (the "Debt Obligations", and together with the Certificates, the "Securities") collateralized by Assets and/or other property and to enter into any other agreement in connection with the authorization, issuance, sale and delivery of such Debt Obligations.

              5. To hold, pledge, transfer or otherwise deal with Securities and Securities representing subordinated interests in Assets ("Subordinated Interests") or residual interests in Assets ("Residual Interests").

              6. To loan or invest or otherwise apply proceeds from Assets, funds received in respect of Securities, Subordinated Interests or Residual Interests and any other income, as determined by the Corporation's Board of Directors.

              7. To arrange or otherwise provide for enhancement for any series of Securities to be issued by the Corporation.

              8. To not engage in any activity prohibited by Articles FOURTEENTH or FIFTEENTH except to the extent contemplated by the other provisions of this Article THIRD.

              9. To engage in any lawful act or activity to exercise any powers permitted to corporations organized under the DGCL that are incidental to and necessary or convenient for the accomplishment of the foregoing purposes.

         FOURTH: The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 100 shares of common stock, and the par value of such shares shall be $0.01 per share.

         FIFTH: The name and mailing address of the sole incorporator is as follows:

                  Name                          Mailing Address

                  Fleet National Bank           100 Federal Street
                                                Boston, MA 02110


         SIXTH:   The Corporation is to have perpetual existence.


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         SEVENTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

              1. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

              2. In furtherance and not in limitation of the powers conferred by statutes, the Board of Directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the bylaws of the Corporation.

              3. The number of directors of the Corporation shall initially be five and thereafter shall be as from time to time fixed by, or in the manner provided in, the bylaws of the Corporation. At least one director shall be an independent director. Election of directors need not be by written ballot unless the bylaws so provide.

              4. In addition to the powers and authority hereinabove or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject nevertheless to the provisions of the DGCL, this Certificate of Incorporation and the bylaws of the Corporation; provided, however, that no bylaw hereafter adopted by the stockholders shall invalidate any prior act of the directors that would have been valid if such bylaw had not been adopted.

              5. The Corporation's funds and other assets will not be commingled with those of any of its stockholders or of any direct or indirect parent of the Corporation or of any affiliate of any such parent.

              6. The Corporation will maintain separate corporate records and books of account from those of any of its stockholders or of any direct or indirect parent of the Corporation or of any affiliate of any such parent.

         For purposes of this Article SEVENTH, the following terms shall have the following meanings:

         "affiliate" means any entity controlling or controlled by or under common control with the Corporation.

         "independent director" shall mean a director who shall not have been, at the time of such appointment or at any time in the preceding five years, or during such individual's tenure as director shall not be (i) a direct or indirect legal or beneficial owner in the Corporation or any of its affiliates, (ii) a creditor, supplier, employee, officer, director, family member, manager, or contractor of the Corporation or any of its affiliates, or (iii) a person who controls (directly, indirectly, or otherwise) the Corporation or its affiliates, any creditor, supplier, employee, officer, director, manager, or contractor of the Corporation or its affiliates; provided, however, notwithstanding the foregoing, during an independent director's tenure, such director may be a director of the Corporation and may, in his capacity as such, control (directly, indirectly, or otherwise) the Corporation, its employees, officers, or managers.


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         EIGHTH: The Corporation shall not have the power to issue, assume or guarantee any liability (other than liabilities incurred in connection with the administration of the Corporation, including rents, fees for professional services and directors' fees and expenses and as permitted in Article THIRD), unless such liability is approved in writing by each of the rating agencies that have rated any Securities.

         NINTH: No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article NINTH by the stockholders of the corporation shall not adversely affect any right of protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

         TENTH: The Corporation shall not, without the unanimous vote of the entire Board of Directors, institute proceedings to be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or a substantial part of its property, or make any assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or dissolve, liquidate, consolidate, merge or sell all or substantially all of the assets of the Corporation.

         ELEVENTH: The Board of Directors, by the affirmative vote of a majority of the whole Board, and irrespective of any personal interest of its members, shall have authority to provide reasonable compensation of all directors for services, ordinary or extraordinary, to the Corporation as directors, officers or otherwise.

         TWELFTH: Meetings of stockholders and directors may be held within or without the State of Delaware, as the bylaws of the Corporation may provide. The books and records of the Corporation may be kept (subject to Section 220 of the DGCL) outside the State of Delaware.

         THIRTEENTH: Each person who is or was a director or officer of the Corporation, and each person who, while a director or officer of the Corporation, serves or served at the request of the Corporation as a director, officer, employee or agent (or its equivalent) of another enterprise, shall be indemnified by the Corporation to the fullest extent authorized by the DGCL as it may be in effect from time to time, except as to any action, suit or proceeding brought (or portion thereof) by or on behalf of a director or officer without prior approval of the Board Directors.

         FOURTEENTH:       The Corporation shall:

                  (A) maintain its own separate books and records and bank accounts;

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                  (B)      at all times hold itself out to the public as a legal
                           entity separate from each of its affiliate and any other Person;

                  (C) file any tax returns required under applicable law, and pay any taxes required to be paid under applicable law;

                  (D) not commingle its assets with assets of any other person, except as provided in Article THIRD;

                  (E)      conduct its business in its own name;

                  (F) maintain separate financial statements in a manner that such financial statements will be susceptible to audit;

                  (G)      pay its own liabilities only out of its own funds;

                  (H) maintain an arm's length relationship with its affiliates;

                  (I)      pay the salaries of its own employees, if any;

                  (J) not hold out its credit as being available to satisfy the obligations of others, except as provided in Article THIRD;

                  (K) allocate fairly and reasonably any overhead for shared office space;

                  (L)      use separate stationery, invoices and checks;

                  (M) not pledge its assets for the benefit of any other person except as provided in Article THIRD;

                  (N) correct any known misunderstanding regarding its separate identity; and

                  (O) not acquire any obligations or securities of a an affiliate except as provided in Article THIRD.

         FIFTEENTH: The Corporation shall not, other than as contemplated by Article THIRD:

                           (A) guarantee any obligation of any person, including any affiliate;

                           (B)      engage, directly or indirectly, in any
                                    business;

                           (C)      incur, create or assume any indebtedness; or

                           (D)      form, acquire or hold any subsidiary.


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         SIXTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided that no such amendment of Articles THIRD, SEVENTH, EIGHTH, TENTH, FOURTEENTH, FIFTEENTH or this Article SIXTEENTH shall be effective without the unanimous vote of the entire Board of Directors.

         SEVENTEENTH: The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware. The name and mailing address of the persons who are to serve as the initial directors of the corporation until the first annual meeting of stockholders of the corporation, or until their successors are duly elected and qualified, are:

                  Director

                  John Rodehorst
                  100 Federal Street
                  Boston, MA  02110

                  Nancy O'Connor
                  100 Federal Street, 12th Floor
                  Boston, MA  02110

                  Jeffrey A. Lipson
                  200 Tournament Drive, Suite 303
                  Horsham, PA  19044

                  Sherri Jonas
                  200 Tournament Drive, Suite 303
                  Horsham, PA  19044


                  Independent Director

                  Dwight Jenkins
                  2 Wall Street, 7th Floor
                  New York, NY  10005

         IN WITNESS WHEREOF, this Certificate of Incorporation has been signed by its incorporator this 9th day of January, 2001.

                                                 FLEET NATIONAL BANK

                                                 /s/ Jill M. Sullivan
                                                 ---------------------
                                                 Name: Jill M. Sullivan
                                                 Title: Authorized Officer

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